Exhibit 99.1

THERMOGENESIS HOLDINGS ANNOUNCES IMPROVED THIRD QUARTER 2019 FINANCIAL RESULTS AND PROVIDES CORPORATE UPDATE

Reports Second Consecutive Quarter of Positive Cash Flow; Recent Name Change Aligns with Shift in Strategic Focus

Conference Call to be Held Today at 1:30 p.m. PST/4:30 p.m. EST

RANCHO CORDOVA, Calif., November 19, 2019 -- ThermoGenesis Holdings, Inc. (Nasdaq: THMO), formerly known as Cesca Therapeutics Inc., a market leader in automated cell processing tools and services in the cell and gene therapy field, today announced improved financial and operating results for the third quarter ended September 30, 2019 and provided a corporate strategic update.

The Company’s main financial objective for 2019 has been to achieve positive cash flow from operations before the end of this calendar year. In order to achieve that, the Company has implemented a series of aggressive measures through new product launches and operational cost reductions. For the third quarter of 2019, using Adjusted EBITDA as a key metric to determine cash flow based financial performance, the Company has reported a positive outcome for the second consecutive quarter.

Third Quarter and Subsequent Achievements:

●	The Company reported a 30% increase in revenue compared to the same period in 2018.

●	The Company reported net income (loss) of ($2.4) million for the quarter ended September 30, 2019 compared to ($2.8) million for the same period in 2018.

●

Using Adjusted EBITDA as a key metric to determine cash based financial performance, the Company reported positive Adjusted EBITDA of $125,000, up 136% compared to a reported $53,000 Adjusted EBITDA in the second quarter of 2019, and ($1.6) million Adjusted EBITDA in the third quarter 2018.

●

Received validations of system performance for the Company’s X-Series® products from research teams at two prestigious academic medical centers -- Duke University School of Medicine and the University of North Carolina.

●

Signed a global distribution agreement with a major Fortune 500 company for global distribution of the X-Series products, excluding certain regions. Received a $2 million upfront distribution fee as part of the five-year, renewable, global distribution agreement.

●

Executed definitive agreement with HealthBanks Biotech (USA), to form joint venture, ImmuneCyte, to commercialize the CAR-TXpress™ cell processing platform for immune cell banking and cell-based CMO/CDMO services. Intended to be operational in the fourth quarter of 2019, ImmuneCyte will be the first cGMP compliant immune cell bank in the United States.

●	Divested clinical development assets, allowing the Company to stay focused on its cell processing device and service business going forward.

As a result of these most recent activities, on October 31, 2019, the Company announced that it had changed its name to ThermoGenesis Holdings, Inc. to better reflect its new strategic focus to become a key solution provider for cell processing tools and services in the cell and gene therapy markets. The Company simultaneously changed its Nasdaq trading symbol from KOOL to THMO, which became effective on November 1, 2019.

“For more than two decades, ThermoGenesis has developed and commercialized novel cell processing systems and devices providing global researchers, biomanufacturing organizations and clinicians with highly efficient tools that have helped them to deliver better outcomes in various applications in the cell and gene therapy field," said Chris Xu, PhD, Chief Executive Officer of ThermoGenesis. “We continue to address significant unmet needs in the CAR-T therapeutic field. In particular, our recent joint venture to form ImmuneCyte is integral to our strategy, providing GMP compliant immune cell banking and contract development and manufacturing services with our proprietary CAR-TXpress platform, creating significant competitive advantages.”

Jeff Cauble, Vice President of Finance and Principal Accounting Officer of ThermoGenesis, added, "Our previous cost-cutting measures, along with steadily improving sales of AXP® and CAR-TXpress, have combined to yield another quarter of improved results. Revenues during the third quarter of 2019 increased by 30% as compared to the same period last year, while gross profit continued to improve, increasing to 47% of revenues in the third quarter of 2019. As a result, adjusted EBITDA, the metric we use to best approximate operational cash flow, was positive for the second quarter in a row."

Financial Results for the Quarter Ended September 30, 2019

Net revenues. Net revenues for the three months ended September 30, 2019 were $4.1 million compared to $3.1 million for the third quarter in 2018, an increase of $945,000 or 30% year over year. The increase was driven primarily by AXP and CAR-TXpress sales in the Device Segment. The AXP increase was driven by approximately 270 more cases sold to domestic end users in the current quarter. CAR-TXpress sales increased primarily due to new customers that adopted the system in the current quarter.

Gross profit. Gross profit for the three months ended September 30, 2019 was $1.9 million or 47% of net revenue, compared to $655,000 or 21% of net revenue for the comparable period in 2018. The gross profit margin increase was due to an increase in AXP disposable sales and lower AXP disposable costs generated by price efficiencies from contract manufacturers. A reduction in inventory reserves and increased sales of CAR-TXpress also positively affected gross profit for the period ended September 30, 2019.

Sales and marketing expenses. Sales and marketing expenses for the three months ended September 30, 2019 were $502,000, compared to $364,000 for the comparable period in 2018. The variance was driven by stock compensation expense for performance goals achieved by employees during the third quarter.

Research and development expenses. Research and development (R&D) expenses for the three months ended September 30, 2019 were $584,000, compared to $611,000 for the comparable period in 2018. The decrease was due to lower payroll related expenses as the result of having an open position for part of the third quarter of 2019.

General and administrative expenses. General and administrative expenses for the three months ended September 30, 2019 were $1.1 million, compared to $1.6 million for the comparable period in 2018. The decrease was driven by a reduction in personnel costs and payroll related expenses as the result of eliminating some senior management positions in 2019, as well as reduced payroll expenses in the Company’s India operations due to a reorganization in the first quarter of 2019 and a reduction in bad debt expense.

Interest Expense. Interest expense increased to $1.2 million for the three months ended September 30, 2019 as compared to $835,000 for the three months ended September 30, 2018. The increase is due to interest expense and the amortization of the debt discount related to the January 2019 convertible promissory note issued by the Company and additional interest and amortization of the debt discount related to the Revolving Credit Agreement with Boyalife.

Loss on Extinguishment of Debt. The Company recorded a loss on extinguishment of debt of $840,000 for the three months ended September 30, 2019 as compared to $0 for the three months ended September 30, 2018. The increase is due to the loss on the extinguishment of the January 2019 Note.

Net loss. For the three months ended September 30, 2019, the Company reported a comprehensive loss attributable to common stockholders of $2.3 million, or ($0.78) per share, based on approximately 2.9 million weighted average basic and diluted common shares outstanding. This compares to a comprehensive net loss of $2.6 million, or ($1.17) per share, based on approximately 2.2 million weighted average basic and diluted common shares outstanding for the three months ended September 30, 2018.

Adjusted EBITDA. In addition to the results reported under US GAAP, the Company also uses a non-GAAP measure, Adjusted EBITDA, to evaluate operating performance and to facilitate the comparison of our historical results and trends. The Company uses the metric to determine operational cash flow. Adjusted EBITDA for the three months ended September 30, 2019 was a positive $125,000, as compared to an adjusted EBITDA loss of $1.6 million for the three months ended September 30, 2018. The increase in the current period was due to $1.2 million in additional gross profit as a result of higher sales, while decreasing overhead expenses through price efficiencies from contract manufacturers. The Company also had decreased personnel expenses as a result of eliminating some positions in October 2018, as well as reduced payroll expenses in India due to a reorganization in the first quarter of 2019. A reconciliation of adjusted EBITDA to Net Income (Loss) is shown below.

At September 30, 2019, the Company had cash and cash equivalents totaling $2.8 million, compared with $2.4 million at December 31, 2018. Working capital improved to $5.4 million at September 30, 2019 as compared to $2.3 million at December 31, 2018.

Conference Call and Webcast Information

ThermoGenesis will host a conference call today at 1:30pm PST/4:30pm EST. To participate in the conference call, please dial 1-844-889-4331 (domestic), 1-412-380-7406 (international) or 1-866-605-3852 (Canada). To access a live webcast of the call, please visit: https://thermogenesis.com/investors/news-and-events/events-webcasts/.

A replay of the call will be available until December 10 and can be accessed by dialing 1-877-344-7529 (domestic), 1-412-317-0088 (international) or 855-669-9658 (Canada), and referencing access code 10136101 The webcast will be available for three months.

About ThermoGenesis Holdings, Inc.

ThermoGenesis Holdings, Inc., formerly known as Cesca Therapeutics Inc., develops, commercializes and markets a range of automated technologies for CAR-T and other cell-based therapies. The Company currently markets a full suite of solutions for automated clinical biobanking, point-of-care applications, and automation for immuno-oncology, including its semi-automated, functionally closed CAR-TXpress™ platform, which streamlines the manufacturing process for the emerging CAR-T immunotherapy market. For more information about ThermoGenesis, please visit:

www.thermogenesis.com.

Company Contact:
Wendy Samford
916-858-5191

ir@thermogenesis.com

Investor Contact:
Paula Schwartz, Rx Communications
917-322-2216
pschwartz@rxir.com

Financials

ThermoGenesis Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,800,000	$2,400,000
Accounts receivable, net	4,470,000	1,509,000
Inventories	3,405,000	4,493,000
Prepaid expenses and other current assets	451,000	224,000

Total current assets	11,126,000	8,626,000

Restricted cash	1,000,000	1,000,000
Equipment, net	2,251,000	2,562,000
Right-of-use operating lease assets, net	887,000	--
Goodwill	781,000	781,000
Intangible assets, net	1,498,000	1,591,000
Other assets	48,000	51,000

Total assets	$17,591,000	$14,611,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,874,000	$2,423,000
Other current liabilities	3,817,000	3,942,000

Total current liabilities	5,691,000	6,365,000

Long-term liabilities	$7,269,000	$1,515,000

ThermoGenesis Holdings, Inc. stockholders' equity	3,944,000	8,442,000

Noncontrolling interests	687,000	(1,711,000)

Total liabilities and stockholders’ equity	$17,591,000	$14,611,000

ThermoGenesis Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net revenues	$4,058,000	$3,113,000	$11,325,000	$6,984,000

Cost of revenues	2,163,000	2,458,000	6,220,000	5,614,000

Gross profit	1,895,000	655,000	5,105,000	1,370,000

Expenses:
Sales and marketing	502,000	364,000	1,227,000	1,048,000

Research and development	584,000	611,000	1,758,000	2,560,000

General and administration	1,139,000	1,615,000	3,617,000	6,256,000

Impairment Charges	--	--	--	27,202,000

Total operating expenses	2,225,000	2,590,000	6,602,000	37,066,000

Loss from operations	(330,000)	(1,935,000)	(1,497,000)	(35,696,000)

Fair value change of derivative instruments	(2,000)	24,000	(2,000)	591,000
Interest expense	(1,188,000)	(835,000)	(3,531,000)	(1,928,000)
Loss on extinguishment of debt	(840,000)	--	(840,000)	--
Other (expenses)	(13,000)	(18,000)	(25,000)	(63,000)
Total other expenses	(2,043,000)	(829,000)	(4,398,000)	(1,400,000)

Loss before benefit for income taxes	(2,373,000)	(2,764,000)	(5,895,000)	(37,096,000)
Benefit for income taxes	--	--	--	3,451,000
Net loss	(2,373,000)	(2,764,000)	(5,895,000)	(33,645,000)

Loss attributable to noncontrolling interests	(91,000)	(175,000)	(445,000)	(1,088,000)

Net loss attributable to common stockholders	$(2,282,000)	$(2,589,000)	$(5,450,000)	$(32,557,000)

ThermoGenesis Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities:
Net cash used in operating activities	$(3,518,000)	$(7,431,000)

Cash flows from investing activities:
Capital expenditures	(178,000)	(985,000)
Net cash used in investing activities	(178,000)	(985,000)

Cash flows from financing activities:
Payments on finance lease obligations	(15,000)	(28,000)
Proceeds from long-term debt	1,800,000	--
Proceeds from issuance of common stock and warrants, net	756,000	6,655,000
Proceeds from convertible promissory note-related party	1,513,000	500,000
Proceeds from exercise of pre-funded warrants	42,000	--

Net cash provided by financing activities	4,096,000	7,127,000

Effects of exchange rate changes on cash and cash equivalents	--	(4,000)
Net increase (decrease) in cash, cash equivalents and restricted cash	400,000	(1,293,000)

Cash and cash equivalents and restricted cash at beginning of period	3,400,000	3,513,000
Cash and cash equivalents and restricted cash at end of period	$3,800,000	$2,220,000

ThermoGenesis Holdings, Inc.

Reconciliation of Adjusted EBITDA to Net Income (Loss)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net loss	$(2,373,000)	$(2,764,000)	$(5,895,000)	$(33,646,000)

Deduct:
Interest expense	(1,188,000)	(835,000)	(3,531,000)	(1,928,000)
Loss on extinguishment of debt	(840,000)	--	(840,000)	--
Fair value change of derivative instruments and other	(15,000)	6,000	(27,000)	529,000
Benefit for income taxes	--	--	--	3,451,000
Loss from operations	$(330,000)	$(1,935,000)	$(1,497,000)	$(35,698,000)

Add:
Depreciation and amortization	202,000	174,000	604,000	506,000
Stock-based compensation expense	253,000	175,000	459,000	475,000
Impairment of intangible asset	--	--	--	27,202,000
Adjusted EBITDA	$125,000	$(1,586,000)	$(434,000)	$(7,515,000)

Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, stock compensation and impairment of intangible assets.